Chrysler Financial	Distribution Date:	09-Aug-04
DaimlerChrysler Auto Trust 2004-B Monthly Servicer’s Certificate (HW)		Page 1 of 2

Payment Determination Statement Number	1
Distribution Date	09-Aug-04

Dates Covered	From and Including	To and Including
Collections Period	13-Jul-04	31-Jul-04
Accrual Period	30-Jul-04	08-Aug-04
30/360 Days	9
Actual/360 Days	10

	Number of
Collateral Pool Balance Data	Accounts	$ Amount
Pool Balance — Beginning of Period	89,660	1,591,599,268.14
Collections of Installment Principal		17,335,794.11
Collections Attributable to Full Payoffs		16,137,852.76
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		7,212.70

Pool Balance — End of Period	88,629	1,558,118,408.57

Pool Statistics	End of Period
Initial Pool Balance (Pool Balance at the Purchase Date)	1,591,599,286.14
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)	97.90%
Ending O/C Amount	94,162,909.74
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)	106.43%
Cumulative Net Losses	6,418.96
Net Loss Ratio (3 mo. Weighted Avg.)	0.00000%
Cumulative Recovery Ratio	11.00%
60+ Days Delinquency Amount	85,682.76
Delinquency Ratio (3 mo. Weighted Avg.)	0.00550%
Weighted Average APR	6.124%
Weighted Average Remaining Term (months)	52.54
Weighted Average Seasoning (months)	9.86

Chrysler Financial DaimlerChrysler Auto Trust 2004-B Monthly Servicer’s Certificate (HW)	Distribution Date:	09-Aug-04 Page 2 of 2

Cash Sources
Collections of Installment Principal	17,335,794.11
Collections Attributable to Full Payoffs	16,137,852.76
Principal Amount of Repurchases	0.00	O/C Release	(Prospectus pg S18-S20)
Recoveries on Loss Accounts	793.74	Pool Balance		1,558,118,408.57
Collections of Interest	4,409,069.99	Yield Supplement O/C Amount		(63,736,044.96)

Investment Earnings	258.26	Adjusted Pool Balance		1,494,382,363.61
Reserve Account	3,750,000.00

Total Sources	41,633,768.86	Total Securities		1,463,955,498.83

		Adjusted O/C Amount		30,426,864.78
Cash Uses
Servicer Fee	795,799.63	Target Overcollateralization Amount		74,719,118.18
A Note Interest	999,705.56
Priority Principal Distribution Amount	0.00	O/C Release Period?		No
B Note Interest	43,762.50
Reserve Fund	3,750,000.00	O/C Release		0.00
Regular Principal Distribution Amount	36,044,501.17
Distribution to Certificateholders	0.00

Total Cash Uses	41,633,768.86

Administrative Payment
Total Principal and Interest Sources	41,633,768.86
Investment Earnings in Trust Account	(258.26)
Daily Collections Remitted	(27,940,001.60)
Cash Reserve in Trust Account	(3,750,000.00)
Servicer Fee (withheld)	(795,799.63)
O/C Release to Seller	0.00

Payment Due to/(from) Trust Account	9,147,709.37

	Beginning	Ending	Principal	Principal per	Interest	Interest per
Notes	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face	Original
Class A-1 380,000,000 @ 1.72%	380,000,000.00	343,955,498.83	36,044,501.17	94.8539504	181,555.56	0.4777778	380000000
Class A-2 427,000,000 @ 2.48%	375,000,000.00	375,000,000.00	0.00	0.0000000	232,500.00	0.6200000	375000000
Class A-3 366,000,000 @ 3.18%	480,000,000.00	480,000,000.00	0.00	0.0000000	381,600.00	0.7950000	480000000
Class A-4 282,000,000 @ 3.71%	220,000,000.00	220,000,000.00	0.00	0.0000000	204,050.00	0.9275000	220000000
Class B 45,000,000 @ 3.89%	45,000,000.00	45,000,000.00	0.00	0.0000000	43,762.50	0.9725000	45000000

Total Notes	1,500,000,000.00	1,463,955,498.83	36,044,501.17		1,043,468.06		1,500,000,000.00

*	Class A-1 Interest is computed on Actual/360 Basis. Days in current period 10.